Exhibit 99.1

FOR IMMEDIATE RELEASE

Village Farms International to Host Second Quarter 2020

Conference Call on Thursday, August 13, 2020 at 8:30 a.m. ET

— Company to Report its Second Quarter 2020 Financial Results Via News Release on                Wednesday, August 12, 2020

at Approximately 5:00 p.m. ET —

Vancouver, BC, August 5, 2020 – Village Farms International, Inc. (“Village Farms” or the “Company”) (NASDAQ:VFF) (TSX:VFF) today announced it will host a conference call to discuss its second quarter 2020 financial results on Thursday, August 13, 2020 at 8:30 a.m. ET. Participants can access the conference call by telephone by dialing (647) 427-7450 or (888) 231-8191, or via the Internet at: https://bit.ly/3i7Dvpu.

The Company expects to report its second quarter 2020 financial results via news release on Wednesday, August 12, 2020 at approximately 5:00 p.m. ET.

Conference Call Archive Access Information

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial (416) 849-0833 or (855) 859-2056 and enter the passcode 4688349 followed by the pound key. The telephone replay will be available until                Thursday, August 20, 2020 at midnight (ET). The conference call will also be archived on Village Farms’ web site at http://villagefarms.com/investor-relations/investor-calls.

About Village Farms International, Inc.

Village Farms is one of the largest and longest-operating vertically integrated greenhouse growers in North America. Village Farms produces and distributes fresh, premium-quality produce year-round to national grocers in the U.S. and Canada from more than nine million square feet of Controlled Environment Agriculture (CEA) greenhouses in Canada and the U.S., as well as from its partner greenhouses in Canada and Mexico. The Company is leveraging its 30 years of experience as a large-scale, low-cost vertically integrated grower for the rapidly emerging global cannabis and CBD opportunities. In Canada, British-Columbia-based Pure Sunfarms (majority-owned by Village Farms) is one of the single largest cannabis operations in the world and one of the best-selling brands in the country. In the U.S., subject to compliance with all applicable U.S. federal and state laws, the Company is pursuing a strategy become a leading developer and supplier of branded and white-labeled CBD products targeting “big box” and other major retailers and consumer packaged goods companies, and with one the largest greenhouse operations in country, is well positioned for the potential federal legalization of high-THC cannabis. Internationally, Village Farms is strategically targeting nascent, legal cannabis and CBD opportunities with significant long-term potential.

Contact Information

Lawrence Chamberlain Investor Relations LodeRock Advisors (416) 519-4196 lawrence.chamberlain@loderockadvisors.com